Exhibit 5.1
November 19, 2007
Calumet Specialty Products Partners, L.P.
2780 Waterfront Pkwy E. Drive, Suite 200
Indianapolis, Indiana 46214
Ladies and Gentlemen:
     We have acted as counsel to Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of up to 3,220,000 common units (including an option to purchase up to 420,000 additional common units to cover over-allotments) representing limited partner interests of the Partnership (the “Common Units”). We refer to the registration statement on Form S-3 (Registration No. 333-145657) (the “Registration Statement”), filed with the Securities and Exchange Commission by the Partnership on August 23, 2007, as amended. A prospectus supplement dated November 14, 2007 (the “Prospectus Supplement”), which together with the base prospectus filed with the Registration Statement shall constitute part of the prospectus (the “Prospectus”), has been filed pursuant to Rule 424(b) promulgated under the Securities Act of 1933.
     As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act, partnership records and documents, certificates of company and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion, including, but not limited to, an underwriting agreement dated November 14, 2007 (the “Underwriting Agreement”), among the Partnership, Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership, Calumet GP, LLC, a Delaware limited liability company (the “General Partner”), Calumet Operating, LLC, a Delaware limited liability company, Calumet LP GP, LLC, a Delaware limited liability company, and Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives for the several underwriters named therein (the “Underwriters”). In such examination, we assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers of the General Partner.

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Calumet Specialty Products Partners, L.P. November 18, 2007 Page 2
     In connection with this opinion, we have assumed that all Common Units will be issued and sold in the manner stated in the Prospectus and the Underwriting Agreement.
     Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Units, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable, except as described in the Prospectus.
     The opinions expressed herein are limited exclusively to the Delaware Revised Uniform Limited Partnership Act and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/Vinson & Elkins L.L.P.